UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2009

MEMC Electronic Materials, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of Incorporation)	1-13828 (Commission File Number)	56-1505767 (I.R.S. Employer Identification Number)
501 Pearl Drive (City of O’Fallon) St. Peters, Missouri (Address of principal executive offices)	63376 (Zip Code)
(636) 474-5000 (Registrant’s telephone number, including area code)
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provision (see General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Annual Incentive Awards. On February 3, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of MEMC Electronic Materials, Inc. (the “Company”) authorized the payment of annual incentive (i.e., bonus) awards to each of the Company’s executive officers in respect of the year ended December 31, 2008. The annual incentive awards were made pursuant to the MEMC Cash Incentive Plan Covering Executive Officers. The annual incentive awards were determined based on the Company’s and each executive’s performance during 2008 as measured against performance measures established earlier in 2008. The Compensation Committee approved the following awards to the executive officers that were named in the Company's proxy statement for the Company’s 2008 Annual Meeting (the “Named Executive Officers”), in the amounts indicated below, based on partial achievement of the pre-established performance objectives for each such officer:

Name and Position	Target Annual Incentive Award	Maximum Annual Incentive Award	Actual Annual Incentive Award
Mignon Cabrera, Senior Vice President, Human Resources	$97,600	$195,200	$121,187
Michael Cheles, Vice President, Information Technology	$94,800	$189,600	$94,800
Kenneth H. Hannah, Senior Vice President and Chief Financial Officer (Principal Financial Officer)	$220,500	$441,000	$220,500
John A. Kauffmann, Senior Vice President, Sales and Marketing	$170,000	$340,000	$170,000
Bradley D. Kohn, Vice President and General Counsel	$109,200	$218,400	$120,120
Shaker Sadasivam, Senior Vice President, Research and Development	$174,000	$348,000	$174,000
*Nabeel Gareeb, Former President and Chief Executive Officer	$892,500	$1,785,000	$892,500

*Mr. Gareeb resigned as President and Chief Executive Officer, effective November 12, 2008, but remained employed by the Company through December 31, 2008 to assist in the transition with the Company’s Interim Chief Executive Officer. Based on Mr. Gareeb’s achievement of the performance objectives for his target bonus prior to his departure, coupled with his assistance through the transition period, the Committee determined to pay Mr. Gareeb the target amount of his 2008 bonus.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MEMC ELECTRONIC MATERIALS, INC.

Date: February 6, 2009	By:	/s/ Kenneth H. Hannah
Name: Kenneth H. Hannah Title: Senior Vice President and Chief Financial Officer